SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the
               Securities and Exchange Act of 1934

Filed by the Registrant   [X]

Filed by a Party Other than the Registrant [ ]

Check the appropriate item:

[ ] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Exchange Act Rule 14a-11 or 14a-12

            Geriatric & Medical Companies, Inc.
- ---------------------------------------------------------------------
        (Name of Registrant as Specified in its Charter)

                Arthur A. Carr, Jr., Secretary
- ----------------------------------------------------------------------
        (Name of Person Filing this Proxy Statement)

Payment of Filing Fee (Check the appropriate item)

[X] $125 per Exchange Act Rules 0-11(c) (1) (ii), 14a-6(i) (1), or
    14a-6(j) (2).

[ ] $500 per each part to the controversy pursuant to Exchange Rule
    14a-6(i) (3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

    (1) Title of each class of securities to which transaction applies

- --------------------------------------------------------------------------

    (2) Aggregate number of securities to which the transaction applies

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Rule 0-11

- ---------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction

- ---------------------------------------------------------------------------


[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

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        GERIATRIC & MEDICAL COMPANIES, INC.
                  5601 Chestnut Street
             Philadelphia, Pennsylvania  19139


NOTICE OF 1995 ANNUAL MEETING OF STOCKHOLDERS


TO THE STOCKHOLDERS OF GERIATRIC & MEDICAL COMPANIES, INC.


  Notice is hereby given that the 1995 Annual Meeting of Stockholders of Geriatric & Medical Companies, Inc. will be held at the principal executive offices of the Company located at 5601
Chestnut Street, Philadelphia, Pennsylvania 19139, on November 2,
1995 at 9:00 AM, local time for the following purposes:

1. To elect two directors in Class II for a three-year term expiring at the Annual Meeting of Stockholders in 1998;

2.  To approve the 1995 Equity Incentive Plan; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only stockholders of record at the close of business on September 22, 1995, are entitled to notice of and to vote at the meeting or any adjournments thereof.

  IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON BUT, IF YOU DO NOT EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.


Dated:  October 2, 1995

        By Order of the Board of Directors

        Arthur A. Carr, Jr., Secretary

GERIATRIC & MEDICAL COMPANIES, INC.

PROXY STATEMENT

PURPOSE OF THE MEETING

  The solicitation of the accompanying Proxy is made by and on behalf of the Board of Directors of Geriatric & Medical Companies, Inc., a Delaware corporation (the "Company"), for use at the 1995 Annual Meeting of Stockholders to be held at the Company's principal executive offices located at 5601 Chestnut Street, Philadelphia, Pennsylvania 19139, on Thursday, November 2, 1995, at 9:00 A.M., local time, and at any adjournment or postponement thereof for the purposes set forth in the attached Notice of 1995 Annual Meeting of Stockholders and as further described in this Proxy Statement. This Proxy Statement and the accompanying form of Proxy will be first sent or given to stockholders on or about October 2, 1995.

  The Company will bear the cost of the solicitation of Proxies. Proxies will be solicited by mail, telephone and personal contact by certain officers and regular employees of the Company. The Company is, upon the request of record holders, required to pay the reasonable expenses incurred by record holders who are brokers, dealers, banks or voting trustees, or their nominees, for mailing proxy material and the Company's Annual Report to Stockholders to any beneficial holder of the Common Stock they hold of record.

  Any stockholder executing and delivering the accompanying Proxy has the power to revoke the same, at any time prior to its use, by filing with the Secretary of the Company an instrument of revocation or a duly executed Proxy bearing a later date. Unless revoked, all properly executed proxies will be voted at the meeting in accordance with the instructions therein. In the absence of specific instructions, a Proxy will be voted for the election of all nominees named in the Proxy, for the approval of the 1995 Equity Incentive Plan (the "1995 Plan") and in accordance with the recommendations of the Board of Directors on any other matters properly brought before the meeting, as described herein. As of the date of this Proxy Statement, the Board does not know of any matters which may come before the Annual Meeting other than those discussed in this Proxy Statement. If any other matters properly come before the Annual Meeting, the Proxy holders will vote the shares represented by those Proxies in accordance with their discretion on such matters.

  Only stockholders of record at the close of business on September 22, 1995 are entitled to notice of and to vote at the meeting or any adjournments thereof. As of September 22, 1995, the outstanding voting securities of the Company consisted of 15,406,011 shares of Common Stock, $.10 par value (the "Common Stock"). Stockholders are entitled to one vote per share of Common Stock on any matter which may properly come before the meeting.
The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock issued and outstanding is necessary to constitute a quorum at the meeting. In order to be elected a director, a nominee must receive a plurality of votes out of the total number of shares of Common Stock voted at the meeting for the election of directors. A majority of the shares voted must be cast in favor of the 1995 Plan for approval. For the purpose of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

  Under the Company's Bylaws, any stockholder who desires to place the name of a person in nomination for election as a director to be elected at the 1995 Annual Meeting of Stockholders must submit such nomination in writing to the Secretary of the Company not later than the close of business on October 23, 1995 together with the signed written consent of the nominee to serve if elected.

COMPENSATION AND SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND
CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as of September 22, 1995, with respect to the beneficial ownership of the Company's Common Stock by all persons known to the Company to be the beneficial owner of more than five percent of its outstanding Common Stock, by each Director of the Company, by each Executive Officer of the Company, and by all Directors and Executive Officers of the Company as a group. Unless otherwise indicated, each such person has sole voting and dispositive power with respect to the shares listed opposite his/her name.

                                                Approximate
Name and Address             Number of Shares    Percentage
of Beneficial Owner (1)     Beneficially Owned    of Class

Daniel Veloric. . . . .        3,746,178            24.0%

Thomas J. Gorman. .            1,058,125 (2), (3)    6.8%

Robert P. Krauss. . .          1,000,000 (3)         6.4 %
1735 Market Street
Philadelphia, PA  19103

Esther Ponnocks . . .            146,501 (4)          *
Gerald E. Bisbee, Jr. .           17,969 (5)          *
Anthony C. Salvo. . . .          127,214 (6)          *
Michael Veloric . . . .           96,082 (7)          *
Arthur A. Carr, Jr. . .           69,718 (8)          *
James J. Wankmiller . .           41,800 (9)          *
James J. O'Malley . . .           29,396 (10)         *
All Directors and Executive Officers
as a group (9 persons).        5,332,983 (11)       34.2%

(1) Except as shown, each person's respective address is 5601 Chestnut Street, Philadelphia, PA 19139.

(2) Includes 25,125 shares which may be purchased pursuant to options that are immediately exercisable or will become exercisable within 60 days under the 1990 Stock Option Plan for Directors. Also includes 3,000 Restricted Shares issued under the 1994 Stock Option and Restricted Stock Plan for Directors.

(3) Includes 1,000,000 shares held in Trusts of which Mr. Gorman and Mr. Krauss are co-Trustees.

(4) Includes 82,188 shares which may be purchased pursuant to options that are immediately exercisable or will become exercisable within 60 days under the Company's 1982 and 1989 Stock Option Plans.

(5) Includes 14,969 shares which may be purchased pursuant to options that are immediately exercisable or will become exercisable within 60 days under the 1990 Stock Option Plans for Directors. Also includes 3,000 Restricted Shares issued under the 1994 Stock Option and Restricted Stock Plan for Directors.

(6) Includes 14,969 shares which may be purchased pursuant to options that are immediately exercisable or will become exercisable within 60 days under the 1990 Stock Option Plan for Directors. Also includes 3,000 Restricted Shares issued under the 1994 Stock Option and Restricted Stock Plan for Directors.

(7) Includes 7,500 shares which may be purchased pursuant to options that are immediately exercisable or will become exercisable within 60 days under the Company's 1982 and 1989 Stock Option Plans.

(8) Includes 25,000 shares which may be purchased pursuant to options that are immediately exercisable or will become exercisable within 60 days under the Company's 1982 and 1989 Stock Option Plans. Does not include 1000 shares owned by Mr. Carr's wife, beneficial ownership of which he disclaims.

(9) Includes 23,781 shares which may be purchased pursuant to options that are immediately exercisable or will become exercisable within 60 days under the Company's 1982 and 1989 Stock Option Plans.

(10) Includes 13,125 shares which may be purchased pursuant to options that are immediately exercisable or will become exercisable within 60 days under the Company's 1982 and 1989 Stock Option Plans.

(11) Includes 206,657 shares which may be purchased pursuant to options that are immediately exercisable or will become exercisable within 60 days under the Company's Stock Option Plans. Also includes 1,000,000 shares held in Trusts as noted in (3) above and includes Restricted Shares issued under the 1994 Stock Option and Restricted Stock Plan for Directors.

*  Less than 1%.

Section 16

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file reports of the ownership and change of ownership of such securities with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Officers, directors and beneficial owners of more than ten percent (10%) of the Company's Common Stock are required by SEC regulation to furnish the Company with copies of all such forms which they file.

  Based solely on the Company's review of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the fiscal year ended May 31, 1995, its officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements under Section 16(a) of the Exchange Act, except that Thomas J. Gorman, a Director of the Company, made a late Form 5 filing reporting one transaction which should have been previously reported on Form 4.

COMPENSATION COMMITTEE REPORT

   The Company's executive officer compensation program is administered and reviewed by the Compensation Committee of the Board of Directors (the "Compensation Committee"). The Compensation Committee consists of three independent, non-employee Directors of the Company. Except for the 1990 Stock Option Plan Committee, no compensation committee interlocks nor insider participation exists on the Compensation Committee.

Policies and Mission

   The Compensation Committee has determined that compensation of executive officers should include a mixture of short and long range compensation plans which attract, motivate and retain competent executive personnel, increase executive ownership interests in the Company and encourage increases in the Company's productivity and profitability. As such, the Company's policy is that executive compensation should be directly and materially related to the short-term and long-term operating performance and objectives of the Company. To achieve these ends, executive compensation, including base salary, bonuses, stock awards and stock option grants, is to a significant extent dependent upon the Company's financial performance and the return on its Common Stock. However, to ensure that the Company is strategically and competitively positioned for the future, the Compensation Committee also attributes significant weight to other factors in determining executive compensation, such as maintaining competitiveness, implementing capital improvements, expanding markets and achieving other long-range business and operating objectives.

Compensation Plan

  In order to determine appropriate levels of executive compensation, the Compensation Committee periodically reviews the executive compensation programs and policies of the Company's competitors, in addition to a broader group of companies in its marketplace, to ensure that the Company's plans and practices are competitive and appropriate based on the Company's performance and compensation philosophy. The Company also participates in compensation surveys and solicits compensation pay data from various compensation consultants. An executive officer's total compensation package is comprised of five components: (1) base salary, (2) annual incentives, (3) stock options and stock awards, (4) deferred compensation, and (5) executive benefits package.

Base Salary

  It is the Company's policy to target executive's base salaries in the range of the 60th to 80th percentile of similar employees in similar positions. In setting base salary levels for individual executives, the Compensation Committee considers such factors as the executive's scope of responsibility, current performance, future potential and overall competitive positioning relative to comparable positions at other companies. No increase in salary was provided for Daniel Veloric, Chief Executive Officer during the fiscal year ended May 31, 1995. See "Executive Officer Employment Agreements" below. The salaries for Esther Ponnocks, Arthur A. Carr, Jr., James J. O'Malley and James J. Wankmiller were adjusted in fiscal 1995 based upon merit and inflation.

Annual Incentives

  The Company did not pay a discretionary bonus in the fiscal year ended May 31, 1995. The Compensation Committee is considering the implementation of a Management Incentive Bonus Program based primarily on performance.
The payment of awards is expected to be based on the achievement of predetermined goals to be established by the Compensation Committee using the Company's overall business plan, budget objectives, external marketplace conditions (e.g. economic outlook) and return measures. Performance relative to industry peers may also be considered in assessing year-end results and determining award payout levels. The amount of the award may also be adjusted to reflect each executive's individual performance and potential.

   Pursuant to the Employment Agreement between Daniel Veloric and the Company, Mr. Veloric is entitled to an annual incentive bonus equal to 5% of the amount by which the Company's eligible net income (net income less any unusual or infrequent non-operating income items plus annual bonus) for such year exceeds Base Net Income (eligible net income for the preceding fiscal year, but not less than $2,000,000). Mr. Veloric earned an incentive bonus under this plan for the fiscal year ended May 31, 1995 totaling $107,000.

Stock Options and Stock Awards

  Stock options under the provisions of the Company's Stock Option Plan are granted from time to time to reinforce the importance of improving stockholder value over the long-term, and to encourage and facilitate executive stock ownership. Stock options are granted at not less than 100% of the fair market value of the stock on the date of grant to ensure that executives can only be rewarded for appreciation in the price of the Common Stock where the Company's stockholders are similarly benefited. The Compensation Committee has established levels of participation for each approved incentive stock option program based upon each executive's or other employee's position in the Company. The number of stock options granted to each executive is limited to this maximum level by position and is contingent on the individual executive's performance, tenure and future potential.

  On August 17, 1995, the Company's Board of Directors determined that an aggregate of 161,750 shares of the Company's Common Stock would be awarded to certain officers and key executives effective September 15, 1995 in recognition of their performance. Of such shares, 25,000 were awarded to each of Ms. Ponnocks and Mr. Carr and 15,000 were awarded to each of Mr. O'Malley, Mr. M. Veloric and Mr. Wankmiller.

  On August 17, 1995, the Company's Board of Directors adopted, subject to approval of the Shareholders, the 1995 Equity Incentive Plan (See Proposal No. 2 below). Pursuant to that Plan, the Board also adopted a Management Long Term Incentive Program pursuant to which a maximum of 525,000 shares of the Company's Common Stock, subject to standard anti-dilution provisions, could be granted to the Company's officers and key executives for the original three years of the program. Awards under the program may be earned by achieving certain economic (including minimum net income growth requirements) and company-wide and individual management goals (including marketing, planning and management development).

Incentive Deferred Compensation Plan

  As a part of its Executive Compensation Plan, the Company provides retirement/deferred compensation to its key employees under one of several
different methods.   Pursuant to the Employment Agreement between Daniel
Veloric and the Company, Mr. Veloric is entitled to the benefits of a long-term incentive plan. Pursuant to this plan, he is entitled to receive 6,500 phantom shares (each phantom share equivalent to one share of the Company's common stock) for each 1/8th point increment by which the Company's average stock price each fiscal year exceeds the base stock price (the average stock price for the preceding fiscal year, but not less than $2.00 per share.) Mr. Veloric received 6,500 phantom shares pursuant to this plan for the fiscal year ended May 31, 1995. The value of all phantom shares earned by Mr. Veloric pursuant to this plan will be determined on the earlier of the termination of his Employment Agreement or May 31, 1998 and paid over a period of 10 years with interest at the lowest rate then permitted by the Internal Revenue Service on deferred payments.

  In accordance with the Employment Agreement entered into by the Company and Esther Ponnocks on June 1, 1992, the Company has obtained an Annuity Program that provides a defined benefit of payments for Miss Ponnocks, for her lifetime, commencing at age 70. Contributions to this plan which include a one time charge for the purchase of a single premium life insurance policy are included as "Other Annual Compensation" in the Summary Compensation Table in this document.

  Messrs. Carr, O'Malley, M. Veloric and Wankmiller are covered under the Company's Incentive Deferred Compensation Plan. Under the terms of this plan, the Compensation Committee approves a discretionary award (generally in the form of a percentage of salary) to each participant on an annual basis based upon the financial performance of the Company and a performance evaluation of each participant. Awards are subject to vesting over a period of time and the benefits are unfunded, unsecured general obligations of the Company. During fiscal 1995, the Company awarded $16,999 to Mr. Carr, $12,390 to Mr. O'Malley, $12,040 to Mr. M. Veloric and $12,040 to Mr. Wankmiller.


Compensation Committee of the Board of Directors

Gerald E. Bisbee, Jr.,   Anthony C. Salvo,   Thomas J. Gorman

SUMMARY COMPENSATION TABLE

  The Summary Compensation Table includes individual compensation information on the Chief Executive Officer and the four most highly paid executive officers of the Company whose salary and bonus exceeded $100,000, for services rendered in all capacities during the fiscal years ended May 31, 1995, 1994 and 1993.

                                      ANNUAL COMPENSATION
Name and Principal                                         Other Annual
Position                     Year     Salary    Bonus     Compensation(1)

Daniel Veloric                1995    $450,008   $107,000  $11,179
Chairman, President           1994    $450,008          -  $12,359
and Chief Executive           1993    $450,008          -  $75,808
Officer

Esther Ponnocks               1995    $180,965          -  $138,817
Senior Executive              1994    $166,425   $ 20,000  $ 46,902
Vice President                1993    $154,950          -  $120,079

Arthur A. Carr, Jr.           1995    $170,738          -  $ 14,062
Executive Vice                1994    $156,600   $ 17,500  $ 14,519
President & Secretary         1993    $147,750          -  $ 32,964

James J. O'Malley             1995    $131,169          -  $ 12,962
Vice President and            1994    $115,050   $ 15,000  $ 12,996
Chief Financial Officer       1993    $105,219          -  $ 15,283

James J. Wankmiller, Esquire  1995    $121,554          -  $  8,252
Vice President-Legal and      1994    $110,951   $ 15,000  $  8,925
Assistant Secretary           1993    $102,850          -  $ 15,037


                                       LONG TERM COMPENSATION AWARDS
                            Restricted (*)         Options         All Other
                            Stock Awards         (in Shares)     Compensation


Daniel Veloric                      -                   -           $16,005(3)
Chairman, President         ($115,126)(5)               -           $14,495(3)
and Chief Executive Officer  $ 16,500                   -               -

Esther Ponnocks                     -                20,000             -
Senior Executive            ( $50,437)(5)               -           $ 9,375(4)
Vice President                $ 8,250                 5,000             -

Arthur A. Carr, Jr.                 -                15,000         $16,999(2)
Executive Vice              ( $32,437)(5)               -           $ 8,100(2)
President & Secretary         $ 8,250                 7,500         $ 7,250(2)

James J. O'Malley                   -                10,000         $12,390
Vice President and          ( $ 8,725)(5)               -           $ 6,000
Chief Financial Officer       $ 5,500                10,000         $ 4,550

James J. Wankmiller, Esquire        -                10,000         $12,040(2)
Vice President-Legal and    ( $12,787)(5)             3,906         $ 5,750(2)
Assistant Secretary           $ 4,125                10,406         $ 4,950(2)


(1)  Includes all other compensation reported on IRS Form W-2.
(2) Includes Company contribution relating to the Incentive Deferred Compensation Plan.
(3) Represents the value of 6,500 phantom shares issued under his Long Term Incentive Plan for the respective years.
(4) Represents the value of 25,000 unregistered shares issued on December 16, 1993 in recognition of 25 years of service.
(5) Amount represents the forfeiture as of May 31, 1994 of restricted shares previously granted.

(*) Other Annual Comp shows W-2 wages for release of restrictions. This is estimated $ amount of award.

NOTE: During fiscal 1995, no executive officer received personal benefits from the Company valued at more than 10% of total Annual Compensation or $50,000, whichever is less.

Executive Officer Employment Agreements

  Effective June 1, 1993, the Company entered into an Employment Agreement with Daniel Veloric, Chairman and President of the Company, which provides for an annual base compensation, which increased from $450,000 per year to $500,000 per year effective June 1, 1995, and an original term of five years (which, until terminated, extends one additional year each year). The Agreement also provides for a death benefit of $1,000,000 as well as benefits under the previously described short term incentive plan and long term incentive plan for Daniel Veloric.

  Effective June 1, 1992, the Company entered into an Employment Agreement with Esther Ponnocks, Senior Executive Vice President, which provides for an annual base compensation, which increased from $172,500 per year to $188,000 per year effective November 1, 1994, and an original term of three years, with annual extensions through not later than May 31, 2002. If a person acquires more than 20% of the outstanding voting stock of the Company without the prior approval of the Company's Board of Directors, or if the Company materially breaches the employment agreement or under certain other circumstances; the Company will owe Ms. Ponnocks the remainder of the compensation due under the agreement through as long as May 31, 2002.

Compensation Pursuant to Plans

  The Company's Profit Sharing Plan was merged into a 401(k) Profit Sharing Plan effective June 1, 1989. Under the 401(k) Plan, eligible employees may contribute up to 15% of their total compensation on a tax-deferred basis subject to maximum annual limitations. Pursuant to the terms of the plan, the Company may make matching contributions at a percentage or amount determined at the sole discretion of the Company. During the fiscal year ended May 31, 1995, no contribution was made by the Company to the plan.

  The Company's 1989 Stock Option and Restricted Stock Plan ("the 1989 Plan") provides that incentive and non-qualified stock options may be granted to key employees of the Company and its subsidiaries. The 1989 plan is administered by the Compensation Committee which has the discretion to determine those key employees who will receive options and the amount of options to be granted to said employees; to determine when options will be granted and the exercise price of each option, which price cannot, however, be less than the fair market value of the Common Stock on the date of grant; and to determine when each option can be exercised and the term (up to ten years) of each option granted. All options will expire within ten years from the date of grant and no options may be granted after November 9, 1999.
If an optionee is terminated other than for wrongful conduct, the optionee may exercise his/her options within three months (one year for an optionee who ceases to be employed because of permanent and total disability) provided that his/her right to exercise said options has vested at the date of termination and provided that the exercise of the option is within ten years from the date it was granted (five years for an incentive stock option granted to a 10% stockholder). If an optionee dies while in the employ of the Company or within three months (one year in the case of disability) after the termination of employment, and provided that his/her options have vested at the time of his/her death and the exercise of the options are within ten years from the date of grant (five years for an incentive stock option granted to a 10% stockholder), then the optionee's personal representative may exercise said options within one year after the optionee's death.

  In 1992, the Company implemented an Incentive Deferred Compensation Plan for selected key employees. Under this Plan, the Company makes discretionary awards to such executives, which amount, if any, can vary annually and by participant, and is generally expressed as a percentage of salary. The amounts are credited to a book-entry account established in such participant's name. Such account is also credited with the equivalent of interest and such interest rate is determined annually by the Company. Participants become vested in the amounts credited to the deferred compensation account on a graduated basis. However, full vesting cannot occur prior to attainment of age 65 while actively employed by the Company.
Upon retirement at age 65 or later, the vested deferred compensation account is paid out as a 15 year annuity. Participants who terminate employment prior to age 65 will receive a 10 year annuity at retirement based on the vested account balance. In the event of the death of a participant while actively employed, the plan provides to the participant's survivor a continuation of 50% of the final salary for one year, followed by 25% of final salary until the participant would have attained age 65, subject to a minimum of 10 years of total payments. All benefits under the incentive Deferred Compensation Plan are unfunded, unsecured general obligations of the Company. The Company has purchased corporate owned life insurance on the participants estimated to be sufficient to recover the distributions to be made under this Plan.

              Aggregated Option Exercises in Last Fiscal Year
                    and Fiscal Year - End Option Values

   The following table provides information, with respect to the named executive officers, concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year, May 31, 1995. There are no outstanding stock appreciation rights.


                                Number of             Value of Unexercised
                           Unexercised Options           In-the-Money
         Shares                at Fiscal                  Options at
       Acquired                 Year End               Fiscal Year-End
Name      on      Value
        Exercise Realized  Exercisable Unexercisable Exercisable Unexcerisable

Daniel
Veloric. . . --      --          --        --            --         --
Esther
Ponnocks . . --      --       82,188    16,250         $58,126      --
Arthur
A. Carr,Jr.. --      --       25,000    13,125           --         --
James J.
O'Malley . .1,953  $3,496     13,125    10,000           --         --
James J.
Wankmiller .5,469  $7,547     23,781     9,125         $7,500       --

Compensation of Directors

   Employees of the Company are not paid any fees for their services as Directors of the Company. Effective January 1, 1995, Directors who are not employees of the Company are paid a fee of $18,000 per calendar year for their services, which includes services on any committee of which they are a member and attendance at any meeting of the Board. In addition, as part of their compensation package, Directors who are not employees of the Company receive an annual grant of 3,000 Restricted Shares and 4,000 non-qualified stock options for each year they serve as a Director.

   The 1990 Stock Option Plan for Directors, which was approved by the Board of Directors on January 25, 1990, provides for the grant of options to purchase an aggregate of 120,313 shares of Common Stock of the Company to Directors of the Company who are not employees of the Company at the time the options are granted. Such Options vest over a period of four years. The plan is administered by the 1990 Stock Option Plan Committee (which presently consists of Daniel Veloric and Arthur A. Carr, Jr.) which has discretion when options will be granted and the exercise price of each option, which price cannot, however, be less than the fair market value of the Common Stock on the date of grant; and to determine when each option can be exercised. All options granted to date will expire within five years from the date of grant and the plan provides that no options may be granted after December 31, 1994. If an optionee's term as a Director of the Company terminates, the options held by such optionee will terminate immediately unless the termination is voluntary and with the consent of the Board, in which case options subject to exercise on the date of termination may be exercised within thirty (30) days following termination, or if caused by the death of the optionee, in which case options exercisable at death may be exercised by the optionee's personal representative upon the earlier of six (6) months after the date of death or the date the options expire in accordance with the terms of the option agreement. In fiscal 1995, 4,000 options were granted at fair market value to each of Gerald E. Bisbee, Jr., Thomas J. Gorman, and Anthony C. Salvo. No Directors exercised options under this plan in 1995.

  The 1994 Stock Option and Restricted Stock Plan for Directors ("1994 Plan") was approved by the stockholders at the Annual Meeting of Stockholders held November 7, 1994. The 1994 Plan is administered by the 1994 Plan Committee (the "Plan Committee"), which presently consists of Daniel Veloric and Arthur A. Carr., Jr. The Committee designates those non-employee Directors ("Outside Directors") to whom grants will be made, the form and amount of grants, and the terms and conditions of grants. Awards under the 1994 Plan may be made to Directors of the Company, who are not employees of the Company or its subsidiaries. Currently there are three Outside Directors eligible to participate in the 1994 Plan, Gerald E. Bisbee, Jr., Thomas J. Gorman and Anthony C. Salvo.

  The Plan Committee has the authority to grant the following type of awards to non-employee Directors under the 1994 Plan: (1) Stock Options; (2) Restricted Stock; and (3) Other Stock-Based Awards. Outside Directors also may elect to forego all or a portion of their annual cash retainer and receive in lieu thereof restricted shares or stock options equal to the value of the foregone retainer.

  Non-qualified stock options may be granted for such number of shares as the Plan Committee determines and may be granted alone, in conjunction with, or in tandem with, other awards under the 1994 Plan. A stock option may generally be exercised at such times and subject to such terms and conditions as the Committee shall determine and over a term to be determined by the Committee. The option price for any option granted to an Outside Director of the Company or its subsidiaries will not be less than 100% of the fair market value of Company Common Stock as of the date of grant. Payment of the option price may be in cash or in stock of the Company which has a fair market value equal to the option price and has been held for more than six months. Options may be exercised in cashless transactions.

  Outside Directors are eligible to receive grants of shares of restricted stock. Typically, restricted shares will be granted at no purchase price, although the Plan Committee may elect to require the grantee to pay some de minimis purchase price which may be less than the fair market value of such shares on the date of issuance. Restricted shares are merely shares of the Company's Common Stock which the grantee is not entitled to sell or otherwise transfer until ownership of the shares vest. The minimum vesting period is one year. The vesting schedule of restricted shares is determined by the Plan Committee at the time of grant.

  During the restriction period, certificates are held by the Company. Generally, if a Director terminates service because of death, disability, or retirement from the board at age 70 or later, all shares are delivered to him, or his designated beneficiary, free of restrictions, or under such terms as determined by the Plan Committee from time to time. Commencing on the date of grant, each Director has the right to vote all of the shares. Dividends paid on the shares are reinvested in additional shares of Common Stock and subject to the same restriction schedule as the initial grant. In fiscal 1995, 3,000 shares of Restricted Stock were granted to each of Gerald E. Bisbee, Jr., Thomas J. Gorman and Anthony C. Salvo.

  The Plan Committee may also grant other types of awards that are valued, in whole or in part, by reference to or otherwise based on the Common Stock. These awards may be granted alone, in addition to, or in tandem with stock options, restricted stock, and cash awards outside of the 1994 Plan. Such awards will be made upon terms and conditions as the Plan Committee in its discretion provides.









COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN *


Geriatric & Medical Companies, Inc., (NASDAQ: GEMC) NASDAQ Market Index, SIC Code Index and Peer Group Index

                       1990     1991     1992    1993    1994    1995

GEMC                    100    113.64   156.25  106.53  149.15  113.64
NASDAQ Mkt Index        100    162.35   155.37  231.04  300.04  310.69
SIC Code Market         100     99.83   106.28  127.19  139.48  152.66
Peer Group Index        100    212.78   156.38  253.38  317.46  262.23



  The above graph compares the performance of Geriatric & Medical
Companies, Inc. with that of the NASDAQ Market Index, a peer group comprised of companies having the same standard industrial classification (SIC) code (SIC code 8051 - Skilled Care Nursing
Facilities), and a peer group of health care providers.

  The health care providers in the Peer Group Index are Beverly Enterprises, Inc. and Horizon Healthcare Company. Due to acquisitions of companies previously in this comparison peer group, only two peers remain. The Company believes that this comparison therefore no longer provides information as useful as in the past, and the Company has determined to use, hereafter, the SIC Code Index comprised of companies in SIC code 8051, instead of the Peer Group Index. The Peer Group Index is included in the above graph this year for purposes of comparison.

  The companies in the SIC Code Index are: Advocat, Inc., Arbor Health Care Co., Beverly Enterprises, Inc., Concord Health Group, Genesis Health Ventures, Geriatric & Medical Companies, Grancare, Inc., Health Care & Retirement, Hillhaven Corp., Horizon CMS Healthcare Corp., Iatros Health Network, Integrated Health Service, Living Centers of America, Manor Care, Inc., Mariner Health Group, Inc., Meadowbrook Rehab Group A, Multicare Companies, Inc., National Healthcare, L.P., Newcare Health Corp., Regency Health Services, Summit Care Corp., Theratx, Inc. and Transworld Home Healthcare.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

  During the fiscal year ended May 31, 1995, four meetings of the Board of Directors were held. During such fiscal year, each Director attended over 75% of the meetings of the Board of Directors and the committees of the Board on which he/she served that were held during the period he/she served.

  Committees of the Board of Directors include: the Executive Committee (which acts for the Board of Directors in situations requiring prompt action when a full meeting of the Board of Directors is not feasible, or implements specific action for the Board of Directors where directed to do so); the Incentive Stock Option and Compensation Committee (the "Compensation Committee") (which has the authority to review the performance and compensation of the officers of the Company, to review the benefit plans of the Company and make recommendations on such matters to the Board of Directors and to grant options and other awards pursuant to the 1989 Stock Option and Restricted Stock Plan); the Audit Committee (which has the authority to approve the selection and engagement of the Company's independent accountants, and the scope of the audit to be performed thereby, and to review the Company's accounting principles, financial and operating policies, review the reports and actions of the internal audit department, and review the reports submitted by the Company's independent accountants); the Special Committee (which was appointed to review and consider potential transactions involving properties owned by the Company and Tomahawk Capital Investments, Inc. (or its affiliates) which is owned/controlled by Daniel Veloric, Chairman of the Board for the Company; and the Quality Review Committee (which monitors and reports to the Board of Directors on compliance with the Company's Quality Assurance Programs). The Company does not maintain a Nominating Committee.

  Daniel Veloric and Gerald E. Bisbee, Jr. are members of the Executive Committee. Gerald E. Bisbee, Jr., Thomas J. Gorman and Anthony C. Salvo are members of the Compensation Committee. The Audit Committee consists of Thomas J. Gorman, Gerald E. Bisbee, Jr., and Anthony C. Salvo. Gerald E. Bisbee, Jr., Thomas J. Gorman and Anthony C. Salvo are members of the Special Committee. Gerald
E. Bisbee, Jr., Michael Veloric and others who are not Directors are members of the Quality Review Committee. During the fiscal year ended May 31, 1995, the Executive Committee did not meet, the Compensation Committee met on two occasions, the Audit Committee met on one occasion and the Quality Review Committee met on two occasions.

  The Bylaws of the Company, as amended, provide that the Company shall have a Board of Directors consisting of six members, who shall be divided into three Classes, with two members in each Class. At the present time, the members of the Board are Anthony
C. Salvo and Thomas J. Gorman in Class I, Gerald E. Bisbee, Jr. and Michael Veloric in Class II, and Daniel Veloric and Esther Ponnocks in Class III. All members of the Board of Directors were elected at the times, and for the terms, indicated in the following paragraph or in the table below. At the meeting, stockholders will elect two Class II directors for a three-year term expiring at the Annual Meeting of Stockholders in 1998.

   The Proxies solicited by the Board of Directors will be voted by the person named therein as so indicated, or if no indication, for Gerald E. Bisbee, Jr. and Michael Veloric as the nominees for election to Class II for a three-year term expiring at the Annual Meeting of Stockholders in 1998 or until his respective successor is elected and qualified. If the nominees withdraw or otherwise become unable to serve, which is not expected, the Proxies will be voted for a substitute nominee who will be designated by the Board of Directors.

   The following table sets forth information concerning the
Company's Directors and the nominees for Director:
<TALBE>
[S]
      [C]
Name (Age) and Principal                                       First Became
Occupation for the Past Five Years                             A Director

Class I -  Directors elected in 1994 to serve until the
           Annual   Meeting in 1997:

           Anthony C. Salvo (52)                                1988

           Principal of RAI Capital, LLC (1995 to date); Vice President of Dillon, Read & Co., Inc., an investment banking firm (1989 to 1994); President of ACS Holdings, Inc., a diversified investment company (1989 to date).

      Thomas J. Gorman (56)                                         1990

           Independent Investor (1994 to date); Chief Financial Officer and Treasurer of Carlino Financial Corporation, a diversified holding company with interests in various insurance, leasing and other entities (1984 to 1994).

Class II - Nominees for election to serve until the Annual
           Meeting in 1998:


      Gerald E. Bisbee, Jr., Ph.D. (51)                              1988

           Chairman and Chief Executive Officer of Apache Medical
           Systems, Inc., a provider of informational systems to the healthcare industry (March 1990 to date);
           Chairman and Chief Executive Officer of Hanger
           Orthopedic Group, Inc. (formerly Sequel Corporation), an orthopedic products company (1988 and 1989);
           Director of Cerner Corp. and Yamaichi Capital
           Management, Inc.

      Michael Veloric (38)                                           1992

           Vice President and Assistant Secretary of the Company. Vice President of the Company since June 1987 and Assistant Secretary since October 1984. Mr. Veloric (son of Daniel Veloric), holds an MBA degree in Health Administration and has been a member of the Company's management for over ten years.

Class III - Directors elected in 1993 to serve until the Annual
Meeting in 1996:

     Daniel Veloric (67)                                           1968

          Chairman of the Board, President and Chief Executive
          Officer of the Company for more than five years and an officer of the Company for more than twenty-five years. Founder of the Company.


     Esther Ponnocks (63)                                          1985

         Senior Executive Vice President of the Company (October 1991 to date); Executive Vice President - LTC (Long-Term
         Care) Operations of the Company (April 1990 to October
         1991); and a member of the Company's management for more than twenty-five years.

ELECTION OF DIRECTORS
(Proposal No. 1)

  Gerald F. Bisbee, Jr. and Michael Veloric are nominees for election to membership on the Board as Class II Directors to serve for a three year term until the Annual Meeting in 1998 or until their respective successors are duly elected and shall have qualified.

  The Proxy holders intend to vote FOR the election of Messrs. Bisbee and M. Veloric unless a contrary instruction is stated in the Proxy. If for any reason either or both of such nominees should become unavailable for election, the Proxy holder may vote the Proxy for the election of a substitute designated by the Board, unless a contrary instruction is given on the Proxy. The Board has no reason to believe that either of the nominees will be unable or unwilling to serve the entire term for which election is sought.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES.

APPROVAL OF THE COMPANY'S
1995 EQUITY INCENTIVE PLAN
(Proposal No. 2)



PURPOSE

  The purpose of the 1995 Equity Incentive Plan (the "1995 Plan") is to enhance the ability of the Company to (i) attract and retain employees and other persons or entities that are in a position to make significant contributions to the success of the Company and its subsidiaries (such persons are hereinafter collectively referred to as "Participants"); (ii) reward such persons for such contributions; and (iii) encourage such persons to take into account the long-term interest of the Company through ownership of shares ("Shares") of the Company's Common Stock ("Stock"). Non-employee Directors are not entitled to receive awards under the 1995 Plan.

  Under the 1995 Plan, the Company will be able to grant awards
("Awards") in the form of Stock, Options, Stock Appreciation
Rights, Restricted Stock or Deferred Stock, all as more fully described below.

ADMINISTRATION

  The 1995 Plan will be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board") which will be constituted to permit the Plan to comply with Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Committee will determine the recipients of Awards, the times at which Awards will be made and the size and type or types of Awards to be made to each recipient and will set forth in such Awards the terms, conditions and limitations applicable to them. Awards may be made singly, in combination or in tandem. The Committee will have full and exclusive power to interpret the Plan, to adopt rules, regulations and guidelines relating to the Plan, to grant waivers of Plan restrictions permissible under applicable law and to make all of the determinations necessary for its administration. The Committee may at any time and from time to time accelerate the time at which all or part of an Award may be exercised and, in the case of a change in control of the Company not approved by the Board, Awards will vest automatically and become immediately exercisable.

  EFFECTIVE DATE AND TERM OF PLAN

  The 1995 Plan will become effective as of the date on which it is approved by the stockholders of the Company. Grants of Awards under the 1995 Plan may be made prior to that date, subject to such approval of the 1995 Plan. (See Discussion of Compensation.)

  The 1995 Plan will terminate ten years after the effective date of the 1995 Plan, subject to earlier termination of the 1995 Plan by the Board. No Award may be granted under the Plan after the termination date of the 1995 Plan, but Awards previously granted may extend beyond that date.

SHARES SUBJECT TO THE PLAN

 The maximum aggregate number of Shares of Stock that may be delivered for all purposes under the 1995 Plan shall be 1,000,000, subject to standard anti-dilution provisions.

  If any Award requiring exercise by the Participant for delivery of Stock is canceled or terminates without having been exercised in full, the number of Shares of Stock as to which such Award was not exercised will be available for future grants of Stock except that Stock subject to an Option canceled upon the exercise of SAR shall not again be available for Awards under the 1995 Plan unless, and to the extent that, the SAR is settled in cash. Shares of Stock tendered by a Participant or withheld by the Company to pay the exercise price of an Option or to satisfy the tax withholding obligations of the exercise or vesting of an Award will be available again for Awards under the 1995 Plan, but only to Participants who are not subject to Section 16 of the Exchange Act. Shares of Restricted Stock forfeited to the Company in accordance with the 1995 Plan and the terms of the particular Award will be available again for Awards under the 1995 Plan unless the Participant has received the benefits of ownership (within the applicable interpretation under Rule 16b-3 under the Exchange Act), in which case such Shares may only be available for Awards to Participants who are not subject to
Section 16 of the Exchange Act.

OPTIONS

a. Nature of Options. An Option is an Award entitling the Participant to purchase a specified number of Shares at a specified exercise price. Both "incentive stock options" ("ISO") as defined in Section 422 of the Internal Revenue Code and non-incentive stock options ("NQSO") may be granted under the 1995 Plan. ISOs may be awarded only to Employees.

b. Exercise Price. The exercise price of each Option will be determined by the Committee and may be at less than the fair market value of a Share at the date of grant, except that in the case of an ISO shall not be less than 100% (110% in the case of an ISO granted to a ten-percent shareholder) of the fair market value of a Share at the date the ISO is granted.

c. Duration of Options. In no case will an ISO be exercisable more than ten years (five years, in the case of an ISO granted to a ten-percent shareholder) from the date the ISO was granted.

d. Exercise of Options and Conditions. Options granted under any single Award will become exercisable at such time or times, and on and subject to such conditions, as the Committee may specify. The Committee may at any time and from time to time accelerate the date on which all or any part of the Option may be exercised.

e. Payment for and Delivery of Stock. Full payment for Shares purchased will be made at the time of the exercise of the Option, in whole or in part. Payment of the purchase price will be made in cash or in such other form as the Committee may approve, including, without limitation, delivery of Shares of Stock.

STOCK APPRECIATION RIGHTS

a. Nature of Stock Appreciation Rights. A Stock Appreciation Right (a "SAR") is an Award entitling the recipient to receive payment, in cash and/or Stock, determined in whole or in part by reference to appreciation in the value of a Share. In general, a SAR entitles the recipient to receive, with respect to each Share as to which the SAR is exercised, the excess of the fair market value of a Share on the date of exercise over the fair market value of a Share on the date the SAR was granted. However, the Committee may provide at the date of grant that the amount the recipient is entitled to receive will be adjusted upward or downward under rules established by the Committee to take into account the performance of the Shares in comparison with the performance of other stocks or an index or indices of other stocks.

b. Grant of SARs. SARs may be granted in tandem with, or independently of, Options granted under the Plan. An SAR granted in tandem with an Option which is not an ISO may be granted either at or after the time the Option is granted. A SAR granted in tandem with an ISO may be granted only at the time the Option is granted.


c. Exercise of SARs. A SAR not granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify. A SAR granted in tandem with an Option will be exercisable only at such times, and to the extent, that the related Option is exercisable. A SAR granted in tandem with an ISO may be exercised only when the market price of the Shares subject to the Option exceeds the exercise price of such Option. The Committee may at any time and from time to time accelerate the time at which all or part of a SAR may be exercised.

RESTRICTED STOCK

  A Restricted Stock Award entitles the recipient to acquire Shares, subject to certain restrictions or conditions, for no cash consideration, if permitted by applicable law, or for such other consideration as determined by the Committee. The Award may be subject to such restrictions, conditions and forfeiture provisions as the Committee may determine, including, but not limited to, restrictions on transfer; continuous service with the Company or any of its Subsidiaries; achievement of business objectives; and individual, unit and Company performance.
Subject to such restrictions, conditions and forfeiture provisions as may be established by the Committee, any Participant receiving an Award will have all the rights of a stockholder of the Company with respect to Shares of Restricted Stock, including the right to vote the Shares and the right to receive any dividends thereon.

DEFERRED STOCK

  A Deferred Stock Award entitles the recipient to receive Shares to be delivered in the future. Delivery of the Shares will take place at such time or times, and on such conditions, as the Committee may specify. The Committee may at any time accelerate the time at which delivery of all or any part of the Shares will take place. At the time any Deferred Stock Award is granted, the Committee may provide that the Participant will receive an instrument evidencing the Participant's right to future delivery of Deferred Stock.

STOCK

  The Committee may grant an Award of Shares of Stock entitling the recipient to receive Shares at a price determined at the discretion of the Committee, including at less than the fair market value of the Shares.

AMENDMENTS AND TERMINATION

  The Committee will have the authority to make such amendments to any terms and conditions applicable to outstanding Awards as are consistent with this Plan provided that, except for certain anti-dilution adjustments, no such action will modify such Award in a manner adverse to the Participant without the Participant's consent except as such modification is provided for or contemplated in the terms of the Award.

  The Board may amend, suspend or terminate the Plan except that no such action may be taken, without shareholder approval, which would effectuate any change for which shareholder approval is required pursuant to Section 16 of the Exchange Act.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE 1995 PLAN.

  The following description of certain federal income tax consequences of the 1995 Plan is based upon current statutes, regulations and interpretations and does not include state or local income tax consequences applicable to a person who receives stock-based compensation under the 1995 Plan.

  Neither the option holder nor the Company incurs any Federal income tax consequences as a result of the grant of an ISO under the 1995 Plan.

  Upon the exercise of a NQSO, the difference between the exercise price and the fair market value of the shares on the Income Recognition Date (defined below) is taxable as ordinary income to the option holder as of such Income Recognition Date. The Income Recognition Date for shares received upon exercise of a NQSO under the 1995 Plan is the date of exercise (except in the case of persons subject to Section 16(b) of the Securities Exchange Act of 1934, in which case the Income Recognition Date is generally the later of the date of exercise or the date six
(6) months after the date of grant, unless the option holder elects to recognize income as of the exercise date).

  At the time of a subsequent sale of any Shares obtained upon the exercise of a NQSO under the 1995 Plan, any gain or loss generally will be a capital gain or loss to the option holder. Such capital gain or loss will be long-term gain or loss if the sale occurs more than one (1) year after the Income Recognition Date and short-term capital gain or loss if the sale occurs one
(1) year or less after the Income Recognition Date.

  The Company is entitled to a deduction for Federal income tax purposes at the same time and in the same amount that the holder of a NQSO recognizes ordinary income, to the extent that such income is considered reasonable compensation under the Code, and provided that the Company satisfies the applicable reporting requirements. The Company is not, however, entitled to a deduction with respect to any payment that constitutes an "excess parachute payment" pursuant to Section 280G of the Code or does not qualify as reasonable compensation pursuant to Section 162 of the Code. Such payments subject to Section 2806 of the Code subject a Participant to a 20% excise tax.

  An option holder will not recognize any income, and the Company will not be entitled to a deduction, upon the exercise of an ISO during the option holder's employment with the Company or within three (3) months after termination of employment (or longer in the event of termination by reason of death or disability); how-ever, in certain circumstances, upon the exercise of an ISO, the option holder may be subject to the alternative minimum tax.

  Assuming that the option holder does not dispose of the shares received within the "incentive stock option holding period", which is both two (2) years after the ISO was granted and one (I) year after the transfer of shares upon exercise of an ISO, any gain recognized by the option holder on the sale or exchange of the shares will be treated as long-term capital gain and any loss sustained will be a long-term capital loss. If the shares acquired upon exercise of an ISO are disposed of before the end of the incentive stock option holding period, the disposition may cause the option holder to recognize ordinary income.

  A Participant who has been awarded Restricted Stock does not recognize taxable income at the time of the Award (except in cases where an Award of Shares is made without the imposition of transfer or forfeiture restrictions, in which case the recipient will recognize ordinary income and the Company will be entitled to a corresponding deduction as described below). At the time any transfer or forfeiture restrictions applicable to the Restricted Stock Award lapse, the recipient recognizes ordinary income and the Company is entitled to a corresponding deduction equal to the excess of the fair market value of such stock at such time over the amount paid therefor (if any), provided that the Company satisfies the applicable reporting requirements. Any dividends paid to the recipient on the Restricted Stock at or prior to such time is ordinary compensation income to the recipient and deductible as such by the Company.

  A Participant who is granted a Deferred Stock Award does not recognize ordinary income at the time of the Award. At the time that all of the conditions to the receipt of the Shares subject to the Award are satisfied, the recipient recognizes ordinary income and the Company is entitled to a corresponding deduction equal to the excess of the fair market value of such stock at such time over the amount paid therefor (if any), provided the Company satisfies the applicable reporting requirements.

  An outright Award of Stock will result in taxable ordinary income to the recipient in an amount equal to the excess of the fair market value of the Stock on the date of issuance over the price the recipient pays for such Shares, and the Company will be entitled to a deduction at the same time and in the same amount.

  There are no federal income tax consequences either to the employee or the Company upon the grant of SARs. The amount of any cash (or the fair market value of any Shares received by the holder upon the exercise of SARs under the 1995 Plan) will be subject to ordinary income tax in the year of receipt and the Company is entitled to a deduction for such amount, provided that the Company satisfies the applicable reporting requirements.

  In view of the recent changes to existing tax laws, the Company presently is considering what action, if any, it will take with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Code. Effective January 1, 1994, Section 162(m) of the Code limits deductions for compensation paid to or accrued for any officer named in the Compensation Table presented in the Company's Proxy Statement to $1,000,000 per annum. Certain types of compensation which qualify as performance-based compensation are not subject to the specified limit on deductibility if the criteria for the awards are approved by an independent committee of the Board and by shareholders.

  Approval of the 1995 Plan requires the
affirmative vote of a majority of the votes at the Annual
Meeting. Unless otherwise instructed, the Proxy holders will vote FOR the approval of the 1995 Plan.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE 1995 PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On May 31, 1993, the Company sold its Mount Laurel Convalescent Center and Laurelview Manor facilities in Mount Laurel, New Jersey to Tomahawk Capital Investments, Inc. ("Tomahawk"), a company which is controlled by the Chairman of the Board of the Company, for a purchase price of $8.5 million, the fair market value as established by an independent appraisal. The Company received $2.5 million in cash and a $6.0 million note bearing interest at nine percent (9%) per annum. The note is payable based on a 25-year amortization with a balloon payment due June of 2005. Tomahawk prepaid $1,000,000 of this note in January, 1994, and by Agreement dated November 30, 1994, in connection with the release of the mortgage, the Company received an additional prepayment of $500,000 of this note and issued $1 million of subordinated debentures to Tomahawk, bearing interest at the rate of 12% per annum, payable quarterly, with the principal due on December 1, 1996. Tomahawk is required to maintain certain minimum net worth requirements in connection with this transaction.

  In connection with the sale to Tomahawk, the Company entered into various contracts to provide certain services which are priced at or above projected cost, and include staffing services, dietary, environmental, financial, and other services. The total services rendered during fiscal 1995 were $7,194,000. At May 31, 1995, the Company had a receivable of $3,235,000 due from Tomahawk for these services.

  During fiscal 1995, the Company received additional revenues of approximately $1,000,000 related to its provision of ancillary services to Tomahawk. These services, including provision of ambulance transportation, diagnostics, rehabilitation, pharmacy and medical supplies are provided at market rates.

  Tomahawk has issued on behalf of the Company, a $500,000 letter of credit in connection with the construction of a 120 bed facility in Cape May, New Jersey and a $74,380 letter of credit in connection with the construction of a 120 bed facility in Norristown, Pennsylvania. The Company is paying Tomahawk $15,000 and $1,800 per quarter, respectively for these letters of credit. These letters of credit are stand-by letters of credit required by government agencies. During the fiscal year ended May 31, 1995, the Company paid Tomahawk an aggregate of $28,580 as compensation for causing these letters of credit to be issued for the benefit of the Company.

  During the fiscal year ended May 31, 1995, various operating subsidiaries and divisions of the Company had business transactions with Community Care and Development Corporation ("CCDC") and/or its related organization, Dedicated Staffing Services, Inc. ("DSSI"), both of which are Pennsylvania non-profit corporations. The Board of Directors and officers of CCDC and DSSI included Daniel Veloric, Esther Ponnocks and Michael Veloric, who are also directors and officers of the Company. CCDC and DSSI paid Michael Veloric $1,000 for consulting services in fiscal 1995. No payments were made to Daniel Veloric or Esther Ponnocks in fiscal 1995.

  During fiscal 1995, the Company purchased from DSSI approximately $867,000 of staffing services, including the provision of registered nurses, licensed practical nurses, nursing assistants and other personnel on a temporary employment basis. DSSI has agreed to charge the Company at cost for the services, which the Company believes to be at or below the fair market value for the services rendered. In September, 1994, DSSI determined to cease operations. As of June 1, 1995, the Company completed the purchase of certain assets from DSSI, which it determined to be useful in its business. Pursuant to this purchase, after giving effect to payments due DSSI or the Company from the other with respect to services rendered, the Company presently owes DSSI $122,000, with interest at the rate of 9% per annum, payable monthly over 12 months commencing October 1, 1995. The Company also assumed certain vehicle leases at current fair market value.

  The Company also leased-back certain properties previously sold at fair market value to CCDC. The Company paid rent to CCDC at the rate of $5,167 per month, approximately $62,004 for the fiscal year ended May 31, 1995. CCDC paid rent to the Company at the rate of $2,198 per month for office space at 5601 Chestnut Street totaling $21,975 in fiscal 1995. This lease terminated on March 31, 1995. The Company believes its transactions with CCDC and DSSI have been on terms at least as favorable to the Company as those which would have been available in the general marketplace.

INDEPENDENT ACCOUNTANTS

  The firm of BDO Seidman, LLP acted as independent accountants for the Company, for its fiscal year ended May 31, 1995. It is anticipated that a representative or representatives of BDO Seidman, LLP will be present at the Annual Meeting to make a statement if they desire to do so and to respond to appropriate
questions.   Although the Company's independent accountants for its
fiscal year ending 1995 may continue to be BDO Seidman, LLP, the Company wishes to maintain its discretion during the year as to selection of its independent accountants. Accordingly, no selection has been made and the Board of Directors has reserved the right to consider the appointment of another firm.

PROPOSALS OF STOCKHOLDERS

  Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company at its principal executive offices by not later than June 1, 1996 to be considered for inclusion in management's proxy statement and form of proxy for that meeting.

OTHER MATTERS

  Management does not know of any other matters (other than procedural matters) to be presented at the meeting. If any other matters do properly come before the meeting, the persons named in the accompanying Proxy will vote on such matters in accordance with their best judgment.

  A form of proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.


By Order of the
Board of Directors,


Arthur A. Carr, Jr.
Secretary


Philadelphia, Pennsylvania
October 2, 1995

                          [    PROXY CARD  ]
     GERIATRIC & MEDICAL COMPANIES, INC.
     5601 Chestnut Street
     Philadelphia, PA  19139

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel Veloric and Arthur A. Carr, Jr. and each of them (or if only one is present, then the one present), proxies of the undersigned, to attend the 1995 Annual Meeting of Stockholders of Geriatric & Medical Companies, Inc. to be held at 5601 Chestnut Street, Philadelphia, Pennsylvania 19139 at 9:00 A.M., local time, on Thursday, November 2, 1995, or any adjournment thereof, and with all the powers the undersigned would possess if present to vote:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES NAMED HEREIN (OR SUCH SUBSTITUTE NOMINEE(S) AS MAY BE DESIGNATED BY THE BOARD OF DIRECTORS) AND FOR THE APPROVAL OF THE 1995 EQUITY INCENTIVE PLAN.

                               (Continued on reverse side)




                  _______________       [X] Please mark your vote as this
                         Common

1.  Election of two class II Directors     2. Approval of the
FOR both nominees    WITHHOLDING AUTHORITY  1995 Equity Incentive Plan
(except as indicated)   for both nominees
     [   ]                     [  ]         FOR  AGAINST ABSTAIN

                                             [ ]   [ ]    [  ]

                                   3.In their discretion, upon such
                                     other matters as may properly come before
Gerald E. Bisbee, Jr., Ph.D          the meeting or any adjournment thereof.
Michael Veloric

Withhold authority to vote for the following nominee(s)

                 The undersigned hereby acknowledges receipt of the Notice of 1995 Annual Meeting of Stockholders, the
                 Proxy Statement with respect to fiscal year ended May 31, 1995.
                 Note: Signature(s) should be exactly as name or names appear on this Proxy.
                 When signing in a fiduciary capacity, please give title as such.
                 Co-fiduciaries and joint owners should each sign.

                DATE:___________________________________________________,1995
                ________________________________________________________
                (Signature)
                _________________________________________________________
                (Signature)